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                                                                     EXHIBIT 5.1

                                    Jones Day
                            2727 North Harwood Street
                               Dallas, Texas 75201

                                  April 1, 2003

Aviall, Inc.
2750 Regent Boulevard
DFW Airport, Texas 75261

                    Re: Non-Qualified Stock Option Agreement

Ladies and Gentlemen:

                  We are acting as counsel to Aviall, Inc., a Delaware corporation (the "Company"), in connection with the registration pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement") of the offer and sale by the Company of up to 500,000 shares of common stock, par value $0.01 per share, of the Company (the "Shares") upon exercise of options to be granted pursuant to the Non-Qualified Stock Option Agreement, dated as of December 21, 1999, and amended as of December 21, 2002, between the Company and Paul E. Fulchino (the "Agreement").

                  In rendering this opinion, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based upon such examination and the assumptions, qualifications and limitations set forth below, we are of the opinion that:

                  1. The Shares, when issued and delivered in accordance with the provisions of the Agreement against payment of the consideration therefor as provided in the Agreement and having a value not less than the par value thereof, will be validly issued, fully paid and nonassessable.

                  2. When issued in accordance with the terms of the Rights Agreement, dated as of December 7, 1993, as amended, between the Company and EquiServe Trust Company, N.A. (as successor to The First National Bank of Boston) (the "Rights Agreement"), the Rights (as defined in the Rights Agreement) will be validly issued.

                  In rendering this opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by the Company, the accuracy of the statements contained in the certificates described in the following clause (ii) and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of the Company and public officials, and we have not independently checked or verified the accuracy of the statements contained in those certificates. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date of this letter.

                  The opinion set forth in paragraph 2 is limited to the valid issuance of the Rights under the corporation laws of the State of Delaware. We do not express any opinion herein with respect to any other aspect of the Rights, the effect of equitable principles or fiduciary considerations relating to the adoption of the Rights Agreement or the issuance of the Rights or the enforceability or any particular provisions of the Rights Agreement. In rendering the opinion set forth in paragraph 2 above, we have assumed that the Board of Directors of the Company has acted and will act in the good faith exercise of its business judgment with respect to the authorization of the issuance of the Rights and the execution of the Rights Agreement.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                       Very truly yours,

                                       /s/ Jones Day

                                       Jones Day